ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of July 19, 2012 (the “Execution Date”), is by and among HUNTER DRILLING, LLC (“HUNTER DRILLING”) and First Security Bank, as Trustee for the Holders of the Senior Series 2009A Debentures and the Series 2009B Debentures (the “Trustee” OR “INDENTURE TRUSTEE”) relating to the purchase by Hunter Drilling of certain assets, as provided herein, of O&G LEASING, LLC (“O&G”) and PERFORMANCE DRILLING COMPANY, LLC (“PDC”) pursuant to the Plan of Reorganization filed by the Indenture Trustee in the jointly administered Bankruptcy Cases of O&G and PDC. O&G and PDC may be referred to in this Agreement collectively as the “Sellers” and individually as a “Seller.” Sellers shall also be deemed to include the Liquidation Agent appointed pursuant to Section 6.8 of the Plan. Hunter Drilling may be referred to in this Agreement as the “Purchaser.” Sellers, the Trustee and the Purchaser may be referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Sellers have been engaged since 2006 in the business of constructing gas and oil rigs (the “Rigs”) and leasing them out for purposes of drilling oil and gas wells and as a full service oil and gas drilling operation that is capable of providing the drilling in a “day rate,” “footage” or “turnkey” format (the “Business”);

WHEREAS, Sellers have filed voluntary petitions (the “Petitions”) for relief commencing bankruptcy cases under Chapter 11 of title 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Mississippi (the “Bankruptcy Court”), styled “In re: O&G Leasing, LLC,” Case No. 10-01851 EE and “In re: Performance Drilling Company, LLC,” Case No. 10-01852 EE (the “Bankruptcy Cases”);

WHEREAS, Sellers issued certain Senior Series 2009A Debentures and Series 2009B Debentures (collectively, the “Series 2009 Debentures”) under an Amended and Restated Indenture of Trust (the “Indenture”) dated as of September 15, 2009, between the Sellers and the Trustee;

WHEREAS, the Trustee filed with the Bankruptcy Court a Plan of Reorganization dated as of July 22, 2011 (the “Initial Plan”) which provides for the sale of substantially all of the Sellers’ assets, subject to higher and better offers, on the terms provided for therein and pursuant to an Asset Purchase Agreement dated as of February 27, 2012, by and among SolstenXP Venture Funding, LLC and SolstenXP Drilling, LLC (collectively, “Solsten Drilling”) and the Trustee (the “Solsten APA”) relating to the purchase by Solsten Drilling of certain assets of O&G Leasing, LLC and Performance Drilling Company, LLC;

Hunter Drilling APA

WHEREAS, at the auction conducted on March 27, 2012 pursuant to the Plan and the Bid Procedures (“Auction”), Hunter Drilling was determined by the Indenture Trustee, in consultation with its investment banker, Sterne, Agee and Leach, Inc., to have submitted the Successful Bid for the Purchased Assets;

WHEREAS, on March 26, 2012, the Indenture Trustee filed an Equivalency Analysis of Bids (“Equivalency Analysis”), which detailed, in the Indenture Trustee’s view, the relative value of the initial bids for the purpose of the Auction;

WHEREAS, on April 4, 2012, the Indenture Trustee filed a Report of Result of Auction (“Auction Report”), which among other things, reflected Hunter Drilling’s bid as the highest and best offer and stated that “unless otherwise ordered by the Bankruptcy Court, the Successful Bid will be presented to the Bankruptcy Court for approval at the Sale/Confirmation Hearing.”

NOW, THEREFORE, in consideration of the premises and mutual agreements, benefits, representations, warranties, and covenants of the Parties contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound subject to the terms and conditions hereof and approval of the Bankruptcy Court, the Parties each agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1 Unless otherwise expressly provided to the contrary in this Agreement, capitalized terms used herein shall have the meanings set forth in Schedule 1.1, unless the context otherwise requires.

1.2 This Agreement shall be interpreted in accordance with the provisions set forth in Schedule 1.2. Capitalized terms used herein which are not defined in Schedule 1.1 shall have the meanings given such terms in the Plan, unless the context otherwise requires.

ARTICLE II
PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement and the Transfer Order, at the Closing, Sellers shall quitclaim, sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser shall purchase, acquire, and accept from Sellers, all of the Debtors’ right, title and interest in and to the Purchased Assets (as defined herein) free and clear of all liens, claims (as such term is defined by section 101(5) of the Bankruptcy Code), encumbrances, rights, title, interests, remedies, restrictions, interests, liabilities, and contractual commitments of any kind or nature whatsoever, whether arising before or after the Petition Date, whether at law or in equity, including all rights, interests, or claims based on any successor or transferee liability, all environmental claims, all change in control provisions, all rights to object or consent to the effectiveness of the transfer of the Purchased Assets to Hunter Drilling or to be excused from accepting performance by Hunter Drilling or performing for the benefit of Hunter Drilling under any assumed Contract or Lease and all rights at law or in equity (collectively, “Interests”), pursuant to 11 U.S.C. § 363(f), as well as pursuant to §§ 365, 1123(a)(5) and 1123(b)(4), and 1129(b)(2)(A)(ii) of the Bankruptcy Code, all as may be more specifically set forth and defined in the Transfer Order approving the Contemplated Transactions, with such Interests to attach to the proceeds of the sale in the same order and priority and to the same extent and validity as they existed with respect to the Purchased Assets. “Purchased Assets” means all of Sellers’ right, title, and interest in and to all of the property, assets, rights, and privileges of Sellers related to, used in, held for use in, or otherwise associated with the operation of the Business, whether real, personal, or mixed, tangible or intangible, of every kind and description and wherever located, whether identified in the schedules hereto, whether accrued, contingent or otherwise, other than the Excluded Assets, including, without limitation, the following:

Hunter Drilling APA

(a) Rigs. All drilling rigs, including the rigs listed on Schedule 2.1(a), each of which is located in the United States of America (the “Transferred Rigs”);

(b) Contracts. All of the interests, rights, deposits, Claims, and benefits arising or accruing to any of Sellers under any Contracts (including any Lease) to which a Seller is a party or has or may acquire a benefit and that relate to the Purchased Assets or Business, including the Contracts listed in Schedule 2.1(b), but subject to the rights of Purchaser not to assume specified Contracts as contemplated by Section 2.3 (after taking into account all of the foregoing, the “Assigned Contracts”);

(c) Equipment. All furniture, equipment, computers, computer equipment, machinery, tools, hand tools, spare parts, test equipment, supplies, inventory, office supplies, telephones, and all other tangible personal property of every kind and description insofar as any of the foregoing relates to the operation of the Purchased Assets or Business, including as listed in Schedule 2.1(c), but subject to the rights of Purchaser to identify equipment that shall be deemed Excluded Assets as contemplated by Section 2.2(l) (after taking into account all of the foregoing, the “Equipment”);

(d) Rolling Stock. All automobiles, vans, trucks, trailers, and other motorized and similar vehicles and stock of every kind, whether owned or leased, used in the operation of the Purchased Assets or Business, including as listed in Schedule 2.1(d), but subject to the rights of Purchaser to identify Rolling Stock that shall be deemed Excluded Assets as contemplated by Section 2.2(l) (after taking into account all of the foregoing, the “Rolling Stock”);

(e) Additional Tangible Personal Property. All other Tangible Personal Property of every kind used in the operation of the Purchased Assets or Business, together with any rights appurtenant thereto, including any express or implied warranty by the manufacturer, vendor, or lessor of any such Tangible Personal Property;

(f) Accounts and Notes Receivable. All trade accounts receivable, notes receivable, and other rights of Sellers to payment from customers and other third parties and other amounts due from customers and other third parties or that become due, including all assets constituting working capital, that relate to or arise from the operation of the Purchased Assets or Business (“Receivables”), except to the extent identified in Section 2.2;

(g) Insurance Benefits. All insurance benefits arising from or related to the Purchased Assets and the Business;

Hunter Drilling APA

(h) Prepaid Deposits and Expenses. Any deposits and prepaid expenses (paid to or by Sellers), Claims for refunds, and rights of setoff related to the Purchased Assets or Business;

(i) Claims and Warranties. Any and all Claims, warranties, reimbursements, and indemnities against third parties relating or attributable to the Business or the Purchased Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, except any Bankruptcy Claims and Causes of Action as set forth in Section 2.2(h) herein;

(j) Permits. Any and all Permits, including pending applications or filings therefor and renewals thereof, of every kind under which any of Sellers have or may acquire any benefits or rights, or by which any of Sellers or any of the Purchased Assets may be subject or bound, or that relate to or are used or held for use in the operation of the Purchased Assets or Business, but subject to the rights of Purchaser not to assume specified Permits as contemplated by Section 2.3 (after taking into account all of the foregoing, the “Assigned Permits”).

(k) Intangible Personal Property. Any and all customer and supplier relationships, Intellectual Property, and other Intangible Personal Property of every kind (including the Computer Software, Trademark Intellectual Property and Website Intellectual Property, and uniform resource locator (URL) addresses, trade dress, logos, slogans, symbols and corporate names that constitute Intellectual Property and all goodwill associated therewith) that relate to or are used in the operation of the Purchased Assets or Business, together with all rights appurtenant thereto (the “Assigned Intangible Personal Property”);

(l) Books and Records. Original copies of the Transferred Rig Documents, Assigned Contracts, Assigned Permits, and Assigned Intangible Personal Property and copies (paper or electronic, as reasonably requested by Purchaser) of all Books and Records (collectively, the “Transferred Books and Records”);

(m) Other Assets. To the extent not otherwise enumerated in this Section 2.1, all other tangible or intangible assets, rights, privileges, benefits, Claims, and interests of Sellers, whether real, personal or mixed, of every kind and description and wherever located, that relate to, used in or held for use in the operation of the Purchased Assets or Business; and

(n) Causes of Action. Claims, counterclaims, demands and Causes of Action of Sellers to be identified by Purchaser on or before the date of the Sale Hearing and to be set out in Schedule 2.1(n), except any Bankruptcy Claims and Causes of Action as set forth in Section 2.2(h) herein.

2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement or other Transaction Documents, the Purchased Assets shall not include, and Purchaser will not acquire any interest in or purchase the following assets which shall remain the property of the applicable Seller (collectively, the “Excluded Assets”):

Hunter Drilling APA

(a) Transaction Rights. All rights of Sellers under this Agreement and the other Transaction Documents, and all cash and non-cash consideration (including the Closing Cash Payment) payable or deliverable to, or on behalf of, Sellers by Purchaser pursuant hereto and thereto;

(b) Contracts. Any and all of the interests, rights, Claims, and benefits arising or accruing to any of Sellers under any Contract (including any Lease) that is not an Assigned Contract, including (but not limited to) those Contracts that may be listed by Purchaser on or before the date of the Sale Hearing in Schedule 2.2(b) and any Contract or Lease identified by Purchaser as contemplated by Section 2.3 (the “Excluded Contracts”);

(c) Permits. Any and all rights of Sellers under any Permit that is not an Assigned Permit, including (but not limited to) those Permits that may be listed by Purchaser on or before the date of the Sale Hearing in Schedule 2.2(c) and any Permits identified by Purchaser as contemplated by Section 2.3 (the “Excluded Permits”);

(d) Insurance Benefits. Any and all insurance benefits arising from or relating to Excluded Assets and Retained Liabilities;

(e) Books and Records. The Books and Records of Sellers that constitute charters, bylaws, limited liability company agreements, minute books, stock transfer records, and other records related to the corporate governance of Sellers (the “Retained Books and Records”); provided, however, that copies of the Retained Books and Records shall be supplied to the Purchaser upon request;

(f) Third Party Property. Any improvements, equipment, inventory and any other tangible personal property located at any of the Sellers’ premises or on the Transferred Rigs as of the Closing Date in which the Sellers lack any legal, equitable, or beneficial interest;

(g) Equity Interests. Any Equity Interest in any Seller;

(h) Bankruptcy Claims and Causes of Action. Any and all rights under this Agreement, and any rights, Claims, counterclaims, demands and Causes of Action of Sellers that relate to the Retained Liabilities, any and all avoidance Claims or Causes of Action arising under Chapters 3 and 5 of the Bankruptcy Code, and any and all Claims, counterclaims, demands, and Causes of Action of Sellers against any of their respective current or former directors, officers, attorneys, accountants, investment bankers, and other professionals, employees, Insiders, Affiliates, shareholders, members, or agents of each Seller, whether sounding in tort or otherwise arising under the Bankruptcy Code or applicable state law (the “D&O Claims”) and/or arising or collectible under any directors and officers insurance policies;

(i) Goodwill. Other than goodwill acquired pursuant to Section 2.1(k), any goodwill and going concern value related to the Business;

Hunter Drilling APA

(j) Cash. All of Sellers’ Cash on Hand or money on deposit with banks in post-petition checking or payroll accounts, including the operating accounts balances as of the Closing Date;

(k) Tax Refunds. Any claim, right or interest of Sellers in or to any refund, rebate, abatement or other recovery for taxes, together with any interest due thereon or penalty rebate arising therefrom, for any tax period (or portion thereof) ended or ending on or before the Closing Date; and

(l) Notwithstanding anything herein or in the Plan to the contrary, at any time on or before the date of the Sale Hearing, Purchaser may designate any Equipment and Rolling Stock that would otherwise be a Purchased Asset as an asset to be excluded from the Purchased Assets for purposes of Section 2.1.

2.3 Transfer of Contracts and Permits.

(a) Notwithstanding anything herein or in the Plan to the contrary, no later than thirty-five (35) days before the Voting Deadline, the Purchaser shall provide the Indenture Trustee with a list of the Assigned Contracts and Assigned Permits sought to be assumed and assigned to the Purchaser, along with the proposed Cure Amounts. Purchaser may designate any Contract, Lease or Permit that would otherwise be an Assigned Contract or Assigned Permit as a Contract, Lease or Permit to be excluded from the Purchased Assets for purposes of Section 2.1. Any such designation by Purchaser shall eliminate any obligation of Purchaser in connection with any liabilities related to such designated Contract or Permit arising hereunder.

(b) Notwithstanding anything herein to the contrary, this Agreement shall not constitute an assignment to Purchaser of (and Purchaser shall not assume any rights or obligations under) any Contract, Lease or Permit if an attempted assignment thereof, without the Consent of a Governmental Authority or other third party thereto, would constitute a breach of the Contract, Lease or Permit, unless such Consent has been received or such assignment is otherwise authorized and permitted by the Transfer Order, the Confirmation Order, or other Order of the Bankruptcy Court. The Transfer Order and the Confirmation Order shall provide that any Assigned Contracts that are executory contracts or unexpired leases shall be assumed by Sellers and assigned to Purchaser at the Closing, and Sellers shall pay all pre-Closing cure amounts under Assigned Contracts required to be so paid by the Bankruptcy Court in connection with such assumptions by Sellers (the “Cure Amounts”).

2.4 Aggregate Consideration. Subject to the other terms of this Agreement, the aggregate consideration for the Purchased Assets shall consist of the following:

(a) Cash Payment and Contribution at Closing.

(1) The Purchaser shall make a cash payment to the Sellers of $450,000 (the “Closing Cash Payment”). A portion of the Closing Cash Payment shall be used to pay the break-up fee under the Solsten APA, and the balance of the Closing Cash Payment will be used to pay the Effective Date Payments (as defined below).

Hunter Drilling APA

(2) In addition to the Closing Cash Payment, if the Cash on Hand is insufficient to fund payments required under the Plan to Holders of Allowed Administrative Expenses, Professional Fees, Cure Amounts, and other Allowed Claims payable in full in Cash on the Effective Date (collectively, the “Effective Date Payments”), then Purchaser shall contribute such amounts, up to but not to exceed $500,000 in the aggregate, including the Earnest Money Deposit as contemplated by Section 2.4(e), as will enable the Seller to make the Effective Date Payments (the “Cash Contribution”). To the extent the Cash on Hand is sufficient to pay the Effective Date Payments (or a portion thereof), then Purchaser shall retain the $500,000 Cash Contribution (or unused portion thereof) for working capital or any other authorized corporate purpose. The Cure Amounts for any Assigned Contract shall be paid by Sellers on the date of and as part of the Closing.

(3) No later than ten (10) Business Days prior to the date first scheduled for the hearing before the Bankruptcy Court on confirmation of the Plan, the Purchaser will provide evidence reasonably satisfactory to the Trustee that Purchaser has sufficient Cash in one or more segregated, restricted accounts for the Cash required by Section 2.4(b)(2) and 2.4(c)(2) and for Closing Cash Payment required by Section 2.4(a)(1) and the Cash Contribution of Section 2.4(a)(2), less the amount of the Deposit.

(b) Consideration paid on account of Debt owed to Holders of Senior Series 2009A Debentures.

(1) As part of the purchase price, the accrued and unpaid interest on the Senior Series 2009A Debentures held by holders of the Senior Series 2009A Debentures in the aggregate amount of $2,385,461.04 as of the Petition Date shall be paid by the issuance of an aggregate of 1,509,307 shares of RMR Stock to such holders of Senior Series 2009A Debentures based on price of $1.50 per share of RMR Stock. Notwithstanding the foregoing, if prior to the Closing there is (A) a reclassification, subdivision, combination, stock dividend or other change of the outstanding shares of RMR Stock (other than a change in par value), (B) a consolidation or merger of RMR with or into a corporation or other entity (other than a consolidation or merger into which RMR is the surviving corporation and which does not result in any reclassification, subdivision, combination, stock dividend or other change of the outstanding shares of RMR Stock (except a change in par value)), or (C) a sale or conveyance to another corporation or other entity of all or substantially all of the assets of RMR (each of (A), (B) and (C) is referred to as an “RMR Fundamental Change”), then the Accrued Senior Series 2009A Debenture Interest shall be paid in the kind and number of shares of stock and/or other securities or property receivable upon such RMR Fundamental Change by a holder of the number of shares of RMR Stock that would be issued on account of the Accrued Senior Series 2009A Debenture Interest immediately before the time of determination of the stockholders of RMR entitled to receive such shares of stock and/or other securities or property.

Hunter Drilling APA

(2) In accordance with the terms of the Senior Secured Indenture, and as part of the purchase price, the holders of the Senior Series 2009A Debentures (in the aggregate principal amount of $25,955,000) shall be paid by the Purchaser issuing Senior Secured Debentures in the aggregate principal amount of such debt held by such holders of the Senior Series 2009A Debentures, less the total principal amount of the following Senior Series 2009A Debentures: (i) those that have been acquired by RMR in exchange for shares of RMR Stock (the “Exchanged Senior Debentures”); and (ii) those that are redeemed with cash provided by the Purchaser at Closing as provided below. The Purchaser agrees that if prior to the Closing RMR has acquired less than $2,345,000 in principal amount of the Exchanged Senior Debentures, then at Closing the Purchaser will tender cash to acquire Senior Series 2009A Debentures in a principal amount equal to the amount of the difference between $2,345,000 and the principal amount of the Exchanged Senior Debentures (the “Exchanged Senior Debentures Shortfall”). All of the Senior Series 2009A Debentures acquired by RMR and Purchaser (to the extent acquired in accordance with the preceding sentence) described in this section (whether Exchanged Senior Debentures or Senior Series 2009A Debentures acquired at Closing) shall be treated upon the Closing as redeemed, canceled and retired. Within ten (10) Business Days prior to the date scheduled for the hearing before the Bankruptcy Court on the confirmation of the Plan, the Purchaser will provide to the Indenture Trustee evidence reasonably satisfactory to the Indenture Trustee that RMR has acquired not less than $2,345,000 of Exchanged Senior Debentures or has available sufficient Cash in a segregated, restricted account to acquire Senior Series 2009A Debentures in a principal amount equal to the Exchanged Senior Debentures Shortfall.

(3) The Senior Secured Debentures shall be secured by a lien on the Purchased Assets, according to the same priorities and to the same extent as existed as of the Effective Date.

(4) The Senior Secured Debentures shall accrue interest on the unpaid principal balance at a rate of 6% per annum.

(5) The principal balance of and interest on the Senior Secured Debentures shall be paid in quarterly payments of principal and interest in accordance with the Schedule 2.4(b)(5) attached hereto (the “Senior Debenture Amortization Schedule”). If as of the later of (i) August 1, 2012 or (ii) the date of the entry by the Bankruptcy Court of the Order approving the Disclosure Statement, the principal amount of the Exchanged Senior Debentures is greater than $2,345,000, then the beginning balance in the Senior Debenture Amortization Schedule (Schedule 2.4(b)(5) hereto) will be reduced by $0.50 for every $1.00 of principal amount of the Exchanged Senior Debentures in excess of $2,345,000, and the quarterly payments reflected in Schedule 2.4(b)(5) will be adjusted to give effect to such reduced beginning principal amount. For any such debentures exchanged or converted after the later of (i) August 1, 2012 or (ii) the date of the entry by the Bankruptcy Court of the Order approving the Disclosure Statement, however, there shall be no reduction in the beginning balance in Schedule 2.4(b)(5) hereto. The Purchaser shall provide the New Trustee under the Senior Secured Indenture with the funds required to make each of the scheduled quarterly Senior Secured Debenture payments of principal and interest until all of the outstanding principal and accrued interest of the Senior Secured Debentures has been paid in full.

Hunter Drilling APA

(6) Intentionally Omitted.

(7) Pursuant to the terms of the Senior Secured Indenture, the Senior Secured Debentures will be subject to conversion after the Closing Date, in whole or in part, at the option of the holders of the Senior Secured Debentures, into shares of RMR Stock based on a conversion price of $2.00 per share of RMR Stock until the first anniversary of the Closing Date. The conversion price shall increase by $.50 on each anniversary of the Closing Date until the maturity date; provided such conversion prices shall be subject to customary adjustments for transactions affecting the RMR Stock, in accordance with the Senior Secured Indenture. Holders of Senior Secured Debentures desiring to exercise this right of conversion shall deliver notice of such election in accordance with the requirements of the Senior Secured Indenture. On conversion, the number of shares of RMR Stock to be issued shall equal the principal amount of the Senior Secured Debentures being converted, plus the accrued and unpaid interest due thereon, divided by the then effective conversion price. Notwithstanding the foregoing, in the event of an RMR Fundamental Change, whether before or after the Closing Date, the conversion price shall be adjusted by determining the kind and number of shares of stock and/or other securities or property receivable upon such RMR Fundamental Change by a holder of the number of shares of RMR Stock that would be issued to a holder of a Senior Secured Debenture based on the conversion price in effect immediately before the time of determination of the stockholders of RMR entitled to receive such shares of stock and/or other securities or property and using that amount to determine the new conversion price for such stock and/or securities (the “New Conversion Price”). Thereafter, the New Conversion Price shall increase annually by the same percentage as the conversion price increases in the second sentence of this Section 2.4(b)(7)

.

(8) The Senior Secured Debentures may, at the option of the Purchaser, be prepaid without penalty or premium, subject to 30 day prior notice to the holders of Senior Secured Debentures; provided that, within such 30 day period, holders of Senior Secured Debentures shall be permitted to exercise their conversion rights in accordance with Section 2.4(b)(7) in lieu of the prepayment of their Senior Secured Debentures.

(9) Purchaser shall conduct a Dutch Auction, in accordance with the Dutch Auction Procedures, to purchase Senior Secured Debentures no less than once in each calendar year, and all Excess Cash shall be made available for Dutch Auction purchases. All purchased Senior Secured Debentures purchased pursuant to a Dutch Auction shall be treated as redeemed, canceled and retired.

Hunter Drilling APA

(c) Consideration paid on account of Debt owed to Holders of Series 2009B Debentures.

(1) As part of the purchase price, the accrued and unpaid interest on the Series 2009B Debentures in the aggregate amount of $1,045,665.56 as of the Petition Date shall be paid by the issuance of 697,110 shares of RMR Stock to such holders of Series 2009B Debentures based on $1.50 per share of RMR Stock. Notwithstanding the foregoing, if prior to the Closing there is an RMR Fundamental Change, then the Accrued Series 2009B Debenture Interest shall be paid in the kind and number of shares of stock and/or other securities or property receivable upon such RMR Fundamental Change by a holder of the number of shares of RMR Stock that would be issued on account of the Accrued Series 2009B Debenture Interest immediately before the time of determination of the stockholders of RMR entitled to receive such shares of stock and/or other securities or property.

(2) In accordance with the terms of the Junior Secured Indenture, and as part of the purchase price, the holders of the Series 2009B Debentures (in the aggregate principal amount of $7,610,000) shall be paid by the Purchaser issuing Junior Secured Debentures in the aggregate principal amount of such debt held by such holders of the Series 2009B Debentures, less the total of the principal amount of the following Series 2009B Debentures: (i) those that have been acquired by RMR in exchange for shares of RMR Stock (the “Exchanged Junior Debentures”); and (ii) those that are redeemed with cash provided by the Purchaser at Closing as provided below. The Purchaser agrees that if prior to the Closing RMR has acquired less than $1,050,000 in principal amount of the Exchanged Junior Debentures, Purchased Junior Debentures and Converted Junior Debentures, then at Closing the Purchaser will tender cash to acquire Series 2009B Debentures in a principal amount equal to the amount of the difference between $1,050,000 and the principal amount of the Exchanged Junior Debentures (the “Exchanged Junior Debentures Shortfall”). All of the Series 2009B Debentures acquired by RMR and Purchaser (to the extent acquired in accordance with the preceding sentence) described in this section (whether Exchanged Junior Debentures or Series 2009B Debentures acquired at Closing) shall be treated upon the Closing as redeemed, canceled and retired. Within ten (10) Business Days prior to the date scheduled for the hearing before the Bankruptcy Court on the confirmation of the Plan, the Purchaser will provide to the Indenture Trustee evidence reasonably satisfactory to the Indenture Trustee that RMR has acquired not less than $1,050,000 of Exchanged Junior Debentures or has available sufficient Cash in a segregated, restricted account to acquire Series 2009B Debentures in a principal amount equal to the Exchanged Junior Debentures Shortfall.

Hunter Drilling APA

(3) The Junior Secured Debentures shall be secured by a lien on the Purchased Assets, according to the same priorities and to the same extent as existed as of the Effective Date.

(4) The Junior Secured Debentures shall accrue interest on the unpaid principal balance at a rate of 6% per annum. Interest on the Junior Secured Debentures shall be payable quarterly in accordance with Schedule 2.4(c)(4) attached hereto. The principal balance of and interest on the Junior Secured Debentures shall be paid in quarterly payments of principal and interest in accordance with Schedule 2.4(c)(4) attached hereto (the “Junior Debenture Amortization Schedule”). If as of the Closing the outstanding principal balance of the Series 2009 Debentures is less than the beginning principal balance of $6,560,000 as set forth on the Junior Debenture Amortization Schedule as a result of the conversion to RMR Stock of Series 2009B Debentures or otherwise, the Junior Debenture Amortization Schedule will be modified to adjust the quarterly payments to give effect thereto. The Purchaser shall provide the New Trustee under the Junior Secured Indenture with the funds required to make each of the scheduled quarterly Junior Secured Debenture payments of principal and interest until all of the outstanding principal and accrued interest of the Junior Secured Debentures has been paid in full.

(5) Intentionally Omitted.

(6) Pursuant to the terms of the Junior Secured Indenture, the Junior Secured Debentures will be subject to conversion after the Closing Date, in whole or in part, at the option of the holders of the Junior Secured Debentures, into shares of RMR Stock based on a conversion price of $2.00 per share until the first anniversary of the Closing Date. The conversion price shall increase by $.50 on each anniversary of the Closing Date until the maturity date; provided such conversion prices shall be subject to customary adjustments for transactions affecting the RMR Stock, in accordance with the Junior Secured Indenture. Holders of Junior Secured Debentures desiring to exercise this right of conversion shall deliver notice of such election in accordance with the requirements of the Junior Secured Indenture. On conversion, the number of shares of RMR Stock to be issued shall equal the principal amount of the Junior Secured Debentures being converted, plus the accrued and unpaid interest due thereon, divided by the then effective conversion price. Notwithstanding the foregoing, in the event of an RMR Fundamental Change, whether before or after the Closing Date, the conversion price shall be adjusted by determining the kind and number of shares of stock and/or other securities or property receivable upon such RMR Fundamental Change by a holder of the number of shares of RMR Stock that would be issued to a holder of a Junior Secured Debenture based on the conversion price in effect immediately before the time of determination of the stockholders of RMR entitled to receive such shares of stock and/or other securities or property and using that amount to determine the new conversion price for such stock and/or securities (the “New Conversion Price”). Thereafter, the New Conversion Price shall increase annually by the same percentage as the conversion price increases in the second sentence of this Section 2.4(c)(6)

.

Hunter Drilling APA

(7) The Junior Secured Debentures may, at the option of the Purchaser, be prepaid without penalty or premium, subject to 30 day prior notice to the holders of Junior Secured Debentures; provided that, within such 30 day period, holders of Junior Secured Debentures shall be permitted to exercise their conversion rights in accordance with Section 2.4(c)(6) in lieu of permitting prepayment.

(8) To the extent of any remaining Excess Cash after any Dutch Auction for the Senior Secured Debentures, Purchaser shall then conduct a Dutch Auction in accordance with the Dutch Auction Procedure to purchase Junior Secured Debentures with such remaining Excess Cash. All Junior Secured Debentures purchased pursuant to a Dutch Auction shall be treated as redeemed, canceled and retired.

(d) Consideration paid on account of Debt owed Washington State Bank. At the Closing, with respect to the WSB Secured Claim:

(1) In accordance with the terms of the New WSB Note, the unpaid amount as of the Closing Date of the WSB Secured Claim shall be paid pursuant to the New WSB Note. The New WSB Note shall mature on the five (5) year anniversary of the Closing Date. Interest on the principal balance of the New WSB Note shall accrue at a floating rate equal to the Prime Rate plus two (2%) percent per annum; provided that, such interest shall be fixed at 6% during any period, if such interest rate would be less than 6%, and shall be fixed at 8% during any period, if such interest would be greater than 8%. The New WSB Note shall provide for equal monthly payments of principal based on a five (5) year fixed principal amortization schedule. Interest on the outstanding principal balance of the New WSB Note shall be payable monthly at the time of each payment of principal.

(2) The New WSB Note shall be secured by a lien on that portion of the Purchased Assets which secure the WSB Secured Claim, with the same priorities and to the same extent as existed as of the Petition Date.

(e) Deposit.

(1) Purchaser has deposited Two Hundred and Fifty Thousand Dollars ($250,000) into a segregated escrow account held by counsel for the Indenture Trustee (the “Earnest Money Deposit”).

(2) Upon the Closing, the Earnest Money Deposit shall first be applied to the Purchaser’s Cash Contribution obligation, if any, under Section 2.4(a) hereof, and any remaining amount shall be applied to the Closing Cash Payment.

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(3) If all of the conditions to the Purchaser’s obligations to close under this Agreement have been satisfied and this Agreement has not been terminated by the Purchaser pursuant to Section 6.1(c) and the Closing does not occur due solely to the Purchaser’s unwillingness to close, then the Earnest Money Deposit shall be retained by the Indenture Trustee as its sole remedy and liquidated damages under this Agreement (and not as a penalty).

(4) If all of the conditions to the Seller’s obligations to close under this Agreement have been satisfied and this Agreement has not been terminated by the Seller pursuant to Section 6.1(c) and the Closing does not occur due solely to the Seller’s unwillingness to close, then the Earnest Money Deposit shall be returned to the Purchaser by counsel for the Indenture Trustee.

(5) If this Agreement is terminated pursuant to Section 6.1(c), the Deposit shall be returned to the Purchaser by counsel for the Indenture Trustee; except, that, if such termination is by Sellers or the Indenture Trustee under Sections 6.1(c) (ii),(iii) or (iv) solely as a result of the failure of the Purchaser to satisfy any of the conditions in Sections 5.2(b), (c) and/or (e), then the Deposit shall be retained by the Indenture Trustee as its sole remedy and liquidated damages under this Agreement (and not as a penalty).

2.5 Retained Liabilities.

(a) Generally. Subject to the terms of the Transfer Order, Sellers shall retain and be solely liable for and hereby expressly agree to retain any and all of their respective Liabilities not expressly assumed by Purchaser (collectively, the “Retained Liabilities”), regardless of whether any such Retained Liability is disclosed herein or in any Schedule hereto, whether known or unknown, absolute or contingent, liquidated or unliquidated, whether due or to become due, and whether Claims with respect thereto are asserted before or after the Closing Date. Notwithstanding the preceding sentence, Retained Liabilities shall include the following:

(1) Transaction Liabilities. Any and all Liabilities of Sellers under the Transaction Documents;

(2) Excluded Assets. Any and all Liabilities of Sellers with respect to the Excluded Assets;

(3) Purchased Assets and Pre-Closing Business. All Claims and Liabilities (including, without limitation, Taxes) arising out of Sellers’ ownership, operation, use, or maintenance of the Purchased Assets or Business, as well as any matters arising from events occurring, conditions existing, or costs accruing prior to the Closing;

(4) Contracts. Any and all Liabilities of Seller, including Cure Amounts, that relate to the Assigned Contracts to the extent any such Liability is performable or otherwise attributable to the period prior to the Closing;

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(5) Permits. Any and all Liabilities of Sellers that relate to the Assigned Permits to the extent any such Liability is performable or otherwise attributable to the period prior to the Closing;

(6) Taxes. Any and all Liabilities of Sellers for Taxes that relate to (A) the ownership, operation, use, or maintenance of the Purchased Assets or Business prior to the Closing Date, or (B) any sales, use, transfer, or other similar Taxes imposed as a result of the consummation of the transactions contemplated by this Agreement;

(7) Legal Proceedings/Causes of Action. Any and all liabilities of Sellers that relate to any legal proceeding (A) involving the Purchased Assets or Business, including warranty, personal injury, breach of contract, failure to perform, infringement, noncompliance with Law, and tort Claims, that is (1) pending or threatened as of the Closing, or (2) commenced after the Closing but that arises out of or relate to any event, omission, or occurrence happening as of or prior to the Closing, or (B) set forth in Schedule 2.5(a)(7);

(8) Legal Violations/Environmental Liabilities. Any and all Liabilities of Sellers with respect to any violation of Law, including those arising from (A) the release, threatened release, presence, treatment, storage, disposal (including disposal at off site locations), handling, transportation or arrangement for transportation of hazardous substances prior to the Closing, (B) any failure of Sellers to comply in any respect with Environmental, Health, and Safety Laws prior to the Closing, and (C) any facts, events, or circumstances in existence prior to the Closing that give rise to Liabilities pursuant to Environmental, Health, and Safety Laws;

(9) Employee Benefit Plans. Any and all Liabilities of Sellers, fiduciaries, or ERISA Affiliate under any Employee Benefit Plan maintained or contributed to by any Seller, fiduciary or any ERISA Affiliate or with respect to which any Seller, fiduciary or ERISA Affiliate has any Liability, whether prior to, on, or after the Closing, including any (a) failure to comply with all applicable Laws, (b) liability with respect to audits, inquiries, Proceedings, or Claims with any Governmental Authority with respect to any Employee Benefit Plan, (c) participation in any “multiemployer” plan (within the meaning of Section 3(37) of ERISA, whether or not governed by the provisions of ERISA) or withdrawal liability with respect to any multiemployer plan, (d) required employer contributions with respect to the Employee Benefit Plans, (e) accumulated funding deficiency, (f) Lien under ERISA or Section 412 of the Code, or (g) the termination of, or intent to terminate, any Plan;

(10) Employees. Any and all Liabilities of any nature of Sellers or any fiduciary or ERISA Affiliate to Seller Employees that are not Transferred Employees, including Liabilities with respect to (a) any Contract, plan or policy, (b) wages, withholdings, overtime pay, minimum wage, employment Tax, vacation, sick pay, bonuses, severance pay, retirement, or other compensation, (c) benefits under Employee Benefit Plans, (d) the Worker Adjustment and Retraining Notification Act (WARN) of August 4, 1988 or equivalent state or local statutory or regulatory requirements, (e) any collective bargaining agreement or obligation or requirement under the National Labor Relations Act, (f) reporting, filing, hiring or other employment obligations with the Office of Federal Contract Compliance Programs, (g) all immigration related obligations, including all requirements of the Immigration Reform and Control Act of 1986, (h) any governmental or administrative proceeding for the enforcement of labor and employment laws and regulations, and (i) all other employment and employment related federal, state and local statutes, regulations, administrative requirements, common laws, and public policies;

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(11) Intercompany Liabilities. Any and all Liabilities of Sellers for intercompany advances, charges, or accounts payable of any kind or nature;

(12) Bankruptcy Claims. Any and all Claims filed against Sellers in their respective Bankruptcy Cases, except as provided specifically herein;

(13) Broker Fees. Any and all fees, commissions, and other compensation to any broker, finder, or agent retained by any Seller; and

(14) Claims and Warranties. Any and all Claims, warranties, reimbursements, and indemnities of Sellers, whether choate or inchoate, known or unknown, contingent or non-contingent.

(b) Effect of Designation. The Retained Liabilities shall constitute Claims and alleged Claims in the Sellers’ Bankruptcy Cases; provided, however, that nothing herein shall create any rights in favor of the holders of such Claims and alleged Claims or create any priority right of payment.

2.6 Purchased Assets Taken “As Is, Where Is”, Free and Clear. It is understood that Purchaser takes the Purchased Assets “as is, where is.” Except as specifically set forth in this Agreement or the Transaction Documents, Purchaser explicitly acknowledges that Sellers make no representations or warranties, express or implied, with respect to the Purchased Assets or the Business. The Transfer Order shall provide that the Purchaser is obtaining the Purchased Assets free and clear of any interests in such property, as provided in and to the maximum extent permitted by, among other things, 11 U.S.C. §§ 363(b), (f), as well as pursuant to §§ 365, 1123(a)(5) and 1123(b)(4), and 1129(b)(2)(A)(ii) of the Bankruptcy Code.

ARTICLE III
CLOSING

3.1 Closing. Provided that this Agreement shall not have been earlier terminated pursuant to Section 6.1, and further provided that all of the conditions set forth in Sections 5.1 and 5.2 to the obligations of the Parties to consummate the Contemplated Transactions (other than conditions with respect to actions each Party will take at the Closing itself) shall have been satisfied or waived, the closing of the Contemplated Transactions (the “Closing”) shall take place at the offices of Watkins & Eager PLLC, The Emporium Building, 400 East Capitol Street, Jackson, Mississippi 39201 at 10:00 a.m. Central Time on the date that is three (3) Business Days after the entry of the Confirmation Order, or such other date that the Sellers and the Purchaser may mutually agree upon in writing, provided that such date is no later than the thirtieth (30th) Business Day following the entry of the Confirmation Order.

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3.2 Risk of Loss. The risk of damage, destruction, theft or other casualty loss to or of the Purchased Assets shall remain with Sellers from and after the execution of this Agreement until 11:59 p.m. on Closing Date, at which time Purchaser shall take possession of the Purchased Assets. From and after the Closing, all risk of damage, destruction, or other casualty loss to or of the Purchased Assets shall be borne solely by Purchaser.

3.3 Deliveries of Sellers. At the Closing, Sellers will deliver (or cause to be delivered) to Purchaser, and the Transfer Order shall deem such to have been executed and delivered by Sellers, each of the following items:

(a) Bill of Sale and Assignment. A Bill of Sale and Assignment substantially in the form of Schedule 3.3(a), duly executed by the appropriate Seller or Sellers and dated as of the Closing Date;

(b) Assignment of Contracts. An Assignment of Contracts substantially in the form of Schedule 3.3(b), duly executed by the appropriate Seller or Sellers and dated as of the Closing Date;

(c) Assignment of Intangible Assets. An Assignment of Intangible Assets substantially in the form of Schedule 3.3(c), duly executed by the appropriate Seller or Sellers and dated as of the Closing Date;

(d) Change of Names.

(1) An amendment to the Certificate of Formation of O&G changing its name to not include “O&G” or O&G Leasing” or any combination or derivation thereof;

(2) An amendment to the Certificate of Formation of PDC changing its name to not include “Performance” or “Performance Drilling” or any combination or derivation thereof; and

(e) Miscellaneous. Any and all other documents, instruments, or agreements contemplated by this Agreement or as are necessary or appropriate or reasonably requested by Purchaser to fully consummate the Contemplated Transactions, in each case in form and substance reasonably satisfactory to Purchaser, duly executed, and dated as of the Closing Date.

3.4 Deliveries of Purchaser. At the Closing, Purchaser will deliver (or cause to be delivered) to Sellers each of the following items:

(a) Cash Payment. The Closing Cash Payment and the Cash Contribution, to the extent required under Section 2.4(a)

hereof;

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(b) Evidence of the issuance of the shares of RMR Stock and the Secured Debentures payable to the holders of the Series 2009 Debentures in accordance with Sections 2.4(b) and 2.4(c);

(c) Corporate Authorizations. Copies of the resolutions of the Purchaser, certified by the Secretary or Assistant Secretary thereof as being correct and complete and then in full force and effect, authorizing the execution of this Agreement and the Transaction Documents to which it is a party and the consummation of the Contemplated Transactions and the Transaction Documents to which it is a party (in each case to the extent required by such Purchaser’s Organizational Documents);

(d) Certificates. With respect to the Purchaser, Certificates of Existence and Good Standing (or equivalent) issued by the jurisdiction of incorporation, formation, or organization of such Purchaser and dated within ten (10) days of the Closing Date;

(e) Securities Matters. With respect to the issuance of RMR Stock in connection with this Agreement, the Plan and the Secured Indentures, including, without limitation, the RMR Stock issued as described in Sections 2.4(b)(1) and 2.4(b)(7) and in Sections 2.4(c)(1) and 2.4(c)(6) herein (collectively, the “Plan-Related RMR Stock”), without registration, and the ability of the holders of Series 2009 Debentures who are neither affiliates of RMR nor underwriters within the meaning of section 1145(b)(1) of the Bankruptcy Code, to freely and publicly resell such Plan-Related RMR Stock as unrestricted stock without registration, (i) a letter from the Securities Exchange Commission, in a form and in substance satisfactory to the Indenture Trustee in its sole discretion, recommending no enforcement action, or (ii) an opinion of Cole, Schotz, Meisel, Forman & Leonard, P.A., counsel to Purchaser in its sole discretion, in a form and in substance reasonably satisfactory to the Indenture Trustee in its sole discretion, that pursuant to Section 1145(a) of the Bankruptcy Code the Plan-Related RMR Stock is not required to be registered under Section 5 of the Securities Act of 1933 and applicable state law, that the Plan-Related RMR Stock is not restricted stock under Rule 144 promulgated under the Securities Act of 1933 and other applicable law and that the Plan-Related RMR Stock would be subject to the provisions of Section 1145(c) of the Bankruptcy Code;

(f) Due Authorization and Valid Issuance. With respect to the issuance of the Plan-Related RMR Stock, an opinion of Cole, Schotz, Meisel, Forman & Leonard, P.A., counsel to Purchaser, in a form and in substance satisfactory to the Indenture Trustee in its reasonable discretion that the shares of Plan-Related RMR Stock are duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable; and

(g) Miscellaneous. Any and all other documents, instruments, or agreements contemplated by this Agreement or as are necessary or appropriate or reasonably requested by the Trustee to fully consummate the Contemplated Transactions, in each case in form and substance reasonably satisfactory to the Trustee, duly executed, and dated as of the Closing Date.

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ARTICLE IV
EMPLOYEE MATTERS

4.1 Offers of Employment. At any time after the Sale Hearing and prior to Closing, Purchaser shall be entitled, but not obligated, to make offers of employment to such of the Seller Employees as Purchaser shall determine and on such terms as Purchaser shall deem appropriate (each, an “Offer of Employment”). In the event Purchaser extends an Offer of Employment to a Seller Employee, and such Seller Employee accepts employment with Purchaser (each, a “Transferred Employee”), employment of such Transferred Employee by Purchaser shall be effective as of the Closing Date and shall be on the terms of the Offer of Employment applicable to such Transferred Employee, which shall include the continued at-will status of such Transferred Employee unless expressly stated otherwise.

4.2 COBRA Benefits. Effective as of Closing and thereafter, Purchaser (or an Affiliate thereof) shall provide, or cause to be provided, under Purchaser’s plans or otherwise, continuation health coverage with respect to Seller Employees (excluding Insiders and Affiliates) employed as of the Closing Date (and their eligible dependents) in accordance with COBRA; provided, however, that Sellers shall, at their sole expense, be solely responsible for providing any and all notices and/or elections required by COBRA, and by Sellers’ agreements, policies, plans or practices.

4.3 Cooperation.

(a) To the extent that Purchaser hires any employees of any Seller, Seller shall cooperate with Purchaser and Purchaser’s agents to provide Purchaser the adequate payroll tax records required by federal and state agencies necessary for Purchaser to optimize federal and state payroll tax law relating to transactions such as the Contemplated Transactions. Sellers will provide Purchaser and their agents with (1) permission for Purchaser to file for transfers of experience of payroll tax accounts in states which require a signed release by the such Seller, (2) the most recent Annual 940 Report (including Schedule A), and most recent years “tax rate notices” received from individual state agencies, and (3) copies of all quarterly wage detail reports filed with individual state agencies in the calendar year through the Closing Date. If any Seller used an outside payroll tax administrator, then such Seller hereby grants Purchaser, as applicable, permission to have access to relevant successor-in-interest reports from the payroll vendor, such as state tax rate notices, state quarterly contribution reports, W2s and federal recap reports such as 940 and 941, and will provide Purchaser with a contact person at such payroll vendor.

(b) Seller shall not in any way interfere with Purchaser’s opportunity to retain any Seller Employee.

4.4 Miscellaneous. Notwithstanding any provision to the contrary in this Agreement, nothing expressed or implied in this Agreement shall confer upon any Seller Employee (including any Transferred Employee) any rights or remedies of any nature or kind whatsoever, including any right to employment or continued employment for any specified period by Purchaser thereof, or restrict in any way the right of Purchaser to terminate employment of any Transferred Employee.

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ARTICLE V
CONDITIONS PRECEDENT

5.1 Conditions Precedent to Obligation of Purchaser. The obligations of Purchaser to consummate the Contemplated Transactions and take any other action required to be taken by it at the Closing or thereafter are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Purchaser in whole or in part:

(a) No Legal Proceedings. There shall be no Claim, Proceeding, or Order pending (excluding any such Claim, Proceeding or Order initiated by or at the direction of Purchaser) by or before any Governmental Authority that would have the effect of or seek to challenge, restrain, prohibit, invalidate, interfere with, or collect Damages arising out of, the Contemplated Transactions.

(b) Compliance with Obligations. Sellers must have performed and complied with all of their respective covenants and obligations required by this Agreement to be performed or complied with at or prior to the Closing in all material respects.

(c) Entry of Transfer Order. The Transfer Order shall have been entered by the Bankruptcy Court in form and substance reasonably acceptable to the Purchaser and consistent in all material respects with the terms of this Agreement and the Plan of Reorganization, (1) approving this Agreement and the Contemplated Transactions, and (2) finding that notice of the hearing concerning approval of the Contemplated Transactions was given in accordance with the Bankruptcy Code and constitutes such notice as is appropriate under the particular circumstances and that Purchaser is a “good faith” Purchaser entitled to the protections afforded by Section 363(m) of the Bankruptcy Code, and (3) providing for the vesting of the Purchased Assets in the Purchaser, free and clear of all interests in such property, as provided in and to the maximum extent permitted by, among other things, 11 U.S.C. §§ 363(b) and (f).

(d) Entry of Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court in form and substance reasonably acceptable to Indenture Trustee and Purchaser and consistent in all material respects with the terms of this Agreement.

(e) Consents. All third party Consents set forth in Schedule 5.1(d), after giving effect to the Transfer Order and the Confirmation Order, shall have been received by Sellers and delivered to Purchaser, and such Consents shall be on terms reasonably acceptable to Purchaser and in full force and effect as of the Closing.

(f) Assignment of Assets. All of the assets used and necessary for the operation and conduct of the Business shall have been assigned to and delivered to the control and possession of the Purchaser.

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(g) Closing Deliveries. Sellers shall have delivered, or caused to be delivered, at the Closing each item described in Section 3.3.

5.2 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the Contemplated Transactions and take any other action required to be taken by Sellers at the Closing or thereafter is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by the Indenture Trustee in whole or in part:

(a) No Legal Proceedings. There shall be no Claim, Proceeding, or Order pending (excluding any such Claim, Proceeding or Order initiated by or at the direction of Sellers) by or before any Governmental Authority that would have the effect of or seek to challenge, restrain, prohibit, invalidate, interfere with, or collect Damages arising out of, the Contemplated Transactions.

(b) Compliance with Obligations. Purchaser must have performed and complied with all of its respective covenants and obligations required by this Agreement to be performed or complied with at or prior to the Closing in all material respects.

(c) Closing Deliveries. Purchaser shall have delivered, or caused to be delivered, at the Closing each item described in Section 3.4

.

(d) Entry of Orders. The Transfer Order and the Confirmation Order shall have been entered by the Bankruptcy Court, as required by Sections 5.1(c) and 5.1(d) hereof.

(e) Secured Indentures. The Purchaser, RMR and the New Trustee shall have entered into the Secured Indentures.

ARTICLE VI
TERMINATION

6.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Mutual Consent. Purchaser, the Trustee, and Sellers may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing by written instrument duly authorized by the respective Parties.

(b) By Any Party. Sellers, the Trustee, or Purchaser may terminate this Agreement by giving written notice to the other Parties if (1) any court of competent jurisdiction or any other Governmental Authority in a suit instituted by a third party or a Governmental Authority shall have issued an Order or shall have taken any other action prior to the Closing permanently enjoining, restraining, or otherwise prohibiting the Contemplated Transactions or a material portion thereof, or (2) the Bankruptcy Court enters an Order that materially alters, contravenes or violates this Agreement or denies approval of this Agreement or the Contemplated Transactions.

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(c) Right to Terminate this Agreement.

(i) Purchaser may terminate this Agreement by giving notice to the Trustee and Sellers in the event all of the conditions set forth in Section 5.1 are not satisfied or have not been waived by Purchaser by the thirtieth (30th) Business Day following the entry of the Confirmation Order; provided, that, the right to terminate shall not be available to the Purchaser if it results from the Purchaser’s breach of any of its material obligations under this Agreement; and

(ii) Sellers may terminate this Agreement by giving notice to Purchaser and Trustee in the event all of the conditions set forth in Section 5.2 are not satisfied or have not been waived by Sellers and Trustee by the thirtieth (30th) Business Day following the entry of the Confirmation Order; provided, that, the right to terminate shall not be available to the Sellers if it results from the Sellers’ breach of any of their material obligations under this Agreement.

(iii) Trustee may terminate this Agreement by giving notice to Purchaser and Sellers in the event all of the conditions set forth in Section 5.2 are not satisfied or have not been waived by the Trustee and Sellers by the thirtieth (30th) Business Day following the entry of the Confirmation Order; provided, that, the right to terminate shall not be available to the Trustee if it results from the Trustee’s breach of any of its material obligations under this Agreement.

(iv) Trustee shall have the right to terminate this Agreement if the Purchaser and RMR have not provided to the Trustee the satisfactory evidence required pursuant to the provisions of Sections 2.4(b)(2) and 2.4(c)(2) that the required conversions of the Series 2009 Debentures have been obtained and/or that the Cash required pursuant to the provisions of Section 2.4(a)(3), 2.4(b)(2) and 2.4(c)(2) has been placed in one or more segregated, restricted accounts required pursuant to such Sections.

(d) Absence of Certain Changes. Purchaser shall have the right to terminate this Agreement within ten (10) days of learning that there has been an event, occurrence or development (other than with respect to the Seller Employees or the operations of the Business) which has had a Material Adverse Effect or there has been any damage, destruction or other casualty loss (whether or not covered by insurance) affecting any Purchased Assets which has had a Material Adverse Effect.

6.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 6.1, all rights and obligations of the Parties under this Agreement shall terminate provided, however, that the rights and obligations of the Parties under this Section 6.2 (Effect of Termination), any provisions regarding the interpretation or enforcement of this Agreement, and Article VIII (Miscellaneous) will survive any such termination. Furthermore, nothing contained in this Section 6.2 shall affect or modify the provisions of Section 2.4(e) with respect to the treatment of the Deposit. If any Party terminates this Agreement pursuant to Section 6.1 , the Indenture Trustee shall instruct its counsel to return to Purchaser any Earnest Money Deposit, except in the circumstances where the Trustee shall be permitted to retain the Ernest Money Deposit pursuant to the provisions of Section 2.4(e)(5).

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ARTICLE VII
COVENANTS

7.1 Negative Covenant Regarding Distributions. Until all Fixed Payments have been paid or all Allowed Claims entitled to Fixed Payments have been purchased by Purchaser in the Dutch Auctions or extinguished through final payment, Purchaser shall not, without the prior written consent of the Indenture Trustee, pay or declare any Cash or other Distributions to Holders of any of its Equity Interests other than the Permitted Tax Distributions.

7.2 RMR Post Confirmation Equity Contribution. From and after the Closing, RMR hereby covenants and agrees that at any time Purchaser does not have sufficient working capital to make any payments required under the terms of this Agreement, the Plan, the Senior Secured Debentures, the Junior Secured Debentures, the New WSB Note or other operating costs and expenses, RMR shall contribute as equity capital to the Purchaser from time to time such amounts (up to a maximum cumulative amount of $2,000,000) as may be necessary for Purchaser to have sufficient working capital (the “RMR Post Confirmation Equity Contribution”).

ARTICLE VIII
COOPERATION OF INDENTURE TRUSTEE AND PURCHASER

8.1 Cooperation. During the period prior to Closing and thereafter, each of the Indenture Trustee and the Purchaser (as to clauses (iii) and (b) immediately below in this Section 8.1) shall (a) use its commercially reasonable efforts: (i) to cause the Seller to maintain the operations of the Business and the present condition of the Purchased Assets, ordinary wear and tear excepted; (ii) to ensure that the Purchased Assets remain in the control and possession of the Seller and to take such actions as are necessary to cause possession of the Purchased Assets to be delivered to the Purchaser at the Closing; (iii) to take any and all other actions in order to cause the consummation of the Contemplated Transactions in accordance with the terms hereof, including, but not limited to, opposing any application to stay the effectiveness of the Transfer Order and/or the Confirmation Order and to appeal any such stay if issued, and (b) use its commercially reasonable efforts, to not take any action that will have the effect of unreasonably delaying, impairing or impeding the consummation of the transactions contemplated hereby in accordance with this Agreement. Without limiting the generality of the foregoing, the Indenture Trustee shall commence such court actions and other proceedings to preserve the Purchased Assets and the delivery thereof to the Purchaser at Closing and to ensure compliance with the terms hereof.

ARTICLE IX
MISCELLANEOUS

9.1 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect such Party’s right at a later time to enforce the same. No waiver by any Party of a condition or of the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty of this Agreement.

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9.2 Notices. All notices, requests, demands, Claims, Consents, or other communications required or authorized hereunder shall be in writing and shall be deemed to have been duly given by the applicable Party if personally delivered, sent by facsimile with receipt acknowledged, sent by a recognized commercial overnight delivery service which guarantees next Business Day delivery, sent by United States registered or certified mail return receipt requested and postage prepaid, or otherwise actually received (and confirmed to have been received) by the other Party at the address of the intended recipient set forth below:

If to Sellers:

(a)	The Debtors, c/o: Douglas C. Noble, Esq. McCraney Montagnet & Quin PLLC 602 Steed Road, Suite 200 Ridgeland, MS 39157 (601) 707-5725 dnoble@mmglaw.com

(b)	The Indenture Trustee, First Security Bank, c/o:

Jim F. Spencer, Esq.
C. Joyce Hall, Esq.
Watkins & Eager
Suite 300, Emporium Building
400 East Capitol Street
Jackson, MS 39201
(601) 965-1976
jspencer@watkinseager.com
jhall@watkinseager.com

Stephen W. Rosenblatt, Esq.
Christopher R. Maddux, Esq.
Butler, Snow, O’Mara, Stevens & Cannada, PLLC
1020 Highland Colony Parkway, Suite 1400
Ridgeland, MS 39157
(601) 985-4504
steve.rosenblatt@butlersnow.com
chris.maddux@butlersnow.com

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(c)	The Investment Banker, Sterne, Agee & Leach, Inc., c/o:

Richard Mandery and Greg Woodie
277 Park Avenue, 24th & 25th Floors
New York, NY 10172
(212) 338-4776
rmandery@sterneagee.com
gwoodie@sterneagee.com

If to Purchaser:

(a)	Alan Barksdale Hunter Drilling, LLC c/o Red Mountain Resources, Inc. 2515 McKinney Avenue, Suite 900 Dallas, Texas 75201 (214) 871-0400 (phone) (214) 871-0406 (fax) alan@redmountainresources.com

With copies to (which shall not constitute notice):

(b)	Stuart Komrower, Esq.
Marc P. Press, Esq.
Cole, Schotz, Meisel, Forman & Leonard, P.A.
25 Main Street, Court Plaza North
Hackensack, New Jersey 07601
(201) 525-6331 (phone)
(201) 678-6331 (fax)
skomrower@coleschotz.com
mpress@coleschotz.com

Either Party may change the address to which notices, requests, Claims, Consents, and other communications hereunder are to be delivered by giving the other Party prior written notice thereof in the manner herein set forth in this Section 9.2.

9.3 Further Assurances. Each of the Parties hereby agrees that after Closing it will execute and deliver such additional documents and will use commercially reasonable efforts to take or cause to be taken such further action as may be necessary or desirable, or as the other Party may reasonably request, to close and make effective the Contemplated Transactions. After the Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents of conveyance and transfer as may be necessary to accomplish the orderly transfer of the Purchased Assets and Business to Purchaser in the manner contemplated in this Agreement

9.4 Expenses. Except as otherwise expressly provided in this Agreement, each of the Parties shall pay all costs and expenses incurred or to be incurred by it and its advisors and representatives in connection with any negotiations respecting this Agreement and Contemplated Transactions, including preparation of documents, obtaining any necessary regulatory approvals, and the consummation of the other transactions contemplated hereby.

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9.5 Successors and Assigns. This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

9.6 Third Party Beneficiaries. This Agreement and any agreement contained, expressed, or implied herein, shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

9.7 Time of the Essence. Time is of the essence in the performance of all covenants and obligations under this Agreement.

9.8 Assignment. Neither this Agreement nor any Party’s rights, interests, or liabilities hereunder may be assigned, transferred, conveyed, or pledged by operation of law or otherwise; provided, that Purchaser may transfer and assign prior to the Closing all or any portion of its rights and liabilities pursuant to this Agreement to an Affiliate thereof but (i) Purchaser shall not be relieved of their obligations hereunder as a result of such assignment, and (ii) to the extent any such assignment by Purchaser relates to the assignment by Sellers of an executory contract or unexpired Lease and occurs prior to the Closing such that, at the Closing, this Agreement will provide for Sellers’ assignment of such executory contract or unexpired Lease to a Person other than Purchaser, such assignment by Sellers shall be subject to all applicable provisions of the Bankruptcy Code.

9.9 Governing Law; Venue. THIS AGREEMENT, THE TRANSACTION DOCUMENTS, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MISSISSIPPI WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS. Purchaser and Sellers agree that the Bankruptcy Court shall have exclusive jurisdiction over all disputes and other matters relating to (a) the interpretation and enforcement of this Agreement or any ancillary document executed pursuant hereto and (b) the Purchased Assets, and Purchaser expressly consents to and agrees not to contest such exclusive jurisdiction. All Claims and Proceedings brought, arising out of, or related to the Contemplated Transactions shall be brought in the Bankruptcy Court, and the Bankruptcy Court shall retain jurisdiction to determine any and all such Claims and Proceedings. The Parties waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the bringing of any such Claim or Proceeding in such jurisdiction.

9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.11 Entire Agreement; Amendment. This Agreement (including any documents referred to in this Agreement) constitutes the entire agreement between the Parties with respect to the Contemplated Transactions and supersedes any prior understandings, negotiations, statements, discussions, correspondence, offers, agreements, or representations by the Parties, written or oral, relating in any way to the subject matter of this Agreement and the Contemplated Transactions. No modification, amendment, or supplement of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. Without limiting the generality of the preceding sentence, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the Party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the Parties in writing.

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9.12 Counterparts. This Agreement may be executed by Purchaser and Sellers in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement shall be effective as a valid and binding agreement between the Parties for all purposes.

9.13 Certain Limitations. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT (OR ANY OTHER AGREEMENT RELATED HERETO) TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY BE LIABLE (OR ENTITLED TO RECOVER) UNDER, OR IN RESPECT OF, THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

[Signatures Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

HUNTER DRILLING, LLC		FIRST SECURITY BANK,
AS INDENTURE TRUSTEE

BY:	/s/ Alan Barksdale	BY:	/s/ Frank Faust
Alan Barksdale
Chief Executive Officer
		ITS:	SVP & TO

RED MOUNTAIN RESOURCES, INC.,
solely with respect to Sections 2.4(b) and 2.4(c)

with respect to the issuance of RMR Stock
upon conversion of the Secured Debentures
and Section 7.2 with respect to the
RMR Post Confirmation Equity Contribution

BY:	/s/ Alan Barksdale
Alan Barksdale
Chief Executive Officer

O&G LEASING, LLC		PERFORMANCE DRILLING COMPANY, LLC

BY:		BY:

ITS:	Designated Representative	ITS:	Designated Representative

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SCHEDULE 1.1

DEFINITIONS

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with another Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” has the meaning set forth in Section 2.4.

“Agreement” has the meaning set forth in the Preamble.

“Allowed” has the meaning set forth in the Plan of Reorganization.

“Assigned Contracts” has the meaning set forth in Section 2.1(b).

“Assigned Intangible Assets” has the meaning set forth in Section 2.1(k).

“Assigned Permits” has the meaning set forth in Section 2.1(j).

“Avoidance Actions” has the meaning set forth in the Plan of Reorganization

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bid Procedures” means those procedures established and approved pursuant to the Plan for conducting a 363 Sale of the Purchased Assets, including provision for payment of the Break-Up Fee.

“Books and Records” means the books, files, records, information, and data (including all Tax Returns and related workpapers and electronic data to the extent transferable) relating to the Sellers, Purchased Assets and Business that are in the possession of Sellers, including data regarding all accounts receivable and accounts payable in such form as reasonably requested by Purchaser so that such data can be transferred to Purchasers’ accounting system from Sellers’ accounting system.

“Business” has the meaning set forth in the Recitals.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by Law to close.

“Cash” means lawful currency of the United States of America.

“Cash Contribution” has the meaning set forth in Section 2.4.

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“Cash on Hand” means all Cash in the accounts of the Sellers as of the Closing Date, including any Cash in any cash collateral account established pursuant to the WSB Supplemental Order, including but not limited to the WSB Capital Expenditure Cash Collateral Account and the WSB Restricted Reserve Account.

“Claim” means any demand, claim (including, without limitation, as defined in Section 101(5) of the Bankruptcy Code), cause of action, suit, demand, judgment, complaint, notice of noncompliance or violation, or other assertion of Liability, but expressly excludes any claim or cause of action arising under or pursuant to Chapters 3 or 5 of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Payment” has the meaning set forth in Section 2.4(a)(1).

“Closing Date” has the meaning set forth in Section 3.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Software” has the meaning set forth in the definition of Intellectual Property.

“Confirmation Order” means an Order of the Bankruptcy Court confirming the Plan of Reorganization.

“Consent” means any necessary ratification by, notification requirement to, filing or registration with, or consent, waiver, approval, permit, or other authorization from, a Governmental Authority or other third party.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Purchased Assets to Purchasers as approved by the Transfer Order; (b) the execution and delivery of the Transaction Documents; (c) the performance by the Parties of their respective covenants and obligations under this Agreement; and (d) confirmation of the Plan of Reorganization.

“Contract” means any contract, agreement, lease, license, instrument, commitment, or other obligation or arrangement (whether written or oral), and any liability, cost, or expense of whatever kind or nature relating to the foregoing, that is binding on a Person or any part of its property under applicable Law.

“Cure Amounts” has the meaning set forth in Section 2.3.

“Damages” means any and all damages, losses, liabilities, payments, obligations, penalties, fines, assessments, charges, costs, Taxes, disbursements or expenses (including interest, awards, judgments, settlements, costs of redemption, fees, reasonable disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever) and court costs.

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“D&O Claims” has the meaning set forth in Section 2.2(h).

“Dutch Auction” represents the mechanism described in the Dutch Auction Procedures, conducted no less than once in each calendar year following the Effective Date, by which Purchaser (using Excess Cash from the preceding calendar year) shall receive bids to purchase the Secured Debentures in accordance with the procedures stated in the Dutch Auction Procedures; provided however, that:

(A) At any Dutch Auction, Purchaser shall be required to use Excess Cash from the preceding calendar year to first purchase the Senior Secured Debentures that have been tendered in the Dutch Auction and then to use the remaining amount of any such Excess Cash to purchase the Junior Secured Debentures that have been tendered in the Dutch Auction;

(B) In the event there shall be a greater amount of Senior Secured Debentures tendered in the Dutch Auction than there is Excess Cash available to purchase such debentures, then payments shall be allocated pro rata based on the principal amount of the aggregate Senior Secured Debentures tendered;

(C) In the event there is remaining Excess Cash to purchase Junior Secured Debentures in the Dutch Auction and there shall be a greater amount of Junior Secured Debentures tendered in the Dutch Auction than there is remaining Excess Cash available to purchase such debentures, then payments shall be allocated pro rata based on the principal amount of the aggregate Junior Secured debentures tendered; and

(D) Within 60 days following the conclusion of each Dutch Auction, Purchaser shall report the results thereof to the New Trustee and to any liquidating trustee or Chapter 11 Trustee for the Sellers as may be appointed, in such form as reasonably requested by them in order to identify the Excess Cash and other funds expended by the Purchaser in the Dutch Auction, the outstanding principal balance of the Senior Secured Debentures and the Junior Secured Debentures purchased in the Dutch Auction, and the identity of each Person selling Secured Debentures in the Dutch Auction.

“Dutch Auction Procedures” means the procedures under which a Dutch Auction shall be conducted, as set forth in Schedule 2.4(b).

“Earnest Money Deposit” has the meaning set forth in Section 2.4(e).

“Effective Date” means the effective date as defined by the Plan of Reorganization.

“Effective Date Payments” has the meaning set forth in Section 2.4(a)(2).

“Employee Benefit Plan” means any (a) employee welfare benefit plans or employee pension benefit plans as defined in sections 3(1) and 3(2) of ERISA, including plans that provide retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and plans that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (b) other employee benefit agreements or arrangements that are not ERISA plans, including any deferred compensation plans, incentive plans, bonus plans or arrangements, stock option plans, stock purchase plans, stock award plans, golden parachute agreements, severance pay plans, dependent care plans, cafeteria plans, employee assistance programs, scholarship programs, retention incentive agreements, noncom petition agreements, vacation policies and, or other similar plans, agreement or arrangements that (i) are maintained by or required to be contributed to Sellers or any Affiliates thereof or with respect to which Sellers may have any Liability, (ii) have been approved by Sellers or any Affiliates thereof but are not yet effective for the benefit of Seller Employees or their beneficiaries, or (iii) that were previously maintained by Sellers or any Affiliates thereof and with respect to which Sellers or any Affiliates thereof may have any Liability, contingent or otherwise.

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“Environmental, Health and Safety Laws” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, each as amended, together with all other laws, rules and regulations of federal, state, local and foreign governments (and all agencies thereof) and other requirements having the force or effect of law relating to or imposing liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or employee health and safety, and all judgments, orders and decrees of federal, state, local and foreign governments (and all agencies thereof) having the force and effect of law issued or promulgated thereunder, and all related common law theories.

“Equipment” has the meaning set forth in Section 2.1(c).

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock of such corporation, (b) with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests, or other partnership/limited liability company interests, and (c) any other direct or indirect equity ownership or participation in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Execution Date” means the date first referenced in the preamble to this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.2(a).

“Excluded Contracts” has the meaning set forth in Section 2.2(b).

“Excess Cash” means, as applied to the income statement of Hunter Drilling under GAAP for each full or partial calendar year, as applicable, following the Closing Date, the amount determined by the following formula (with all figures representing full or partial calendar year amounts):

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Pre-Tax Net Income of Hunter Drilling
(+)	depreciation
(–)	principal portion of Fixed Payments
(–)	capital expenditures or capital investment financed from internally generated cash flows
(–)	Permitted Tax Distributions to RMR

_______________________________________________________________

(Resultant Cash Amount) = Excess Cash;

The first year following the Closing Date will be less than a full calendar year and the Excess Cash shall be calculated for the period of time following the Closing Date and ending as of the end of the calendar year in which the Closing Date occurs.

“Fixed Payments” means the payments required to be made to holders of the Senior Secured Debentures, the holders of the Junior Secured Debentures and WSB pursuant to the New WSB Note.

“GAAP” means generally accepted accounting principals as in effect in the United States.

“Governmental Authority” means the United States and any foreign, state, county, city, or other political subdivision and any department, commission, ministry, board, bureau, agency, commission, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof or any quasi-governmental or private body exercising any regulatory, administrative, taxing, importing, exporting, or other governmental or quasi-governmental function and any self-regulatory organization.

“Hunter Drilling” has the meaning set forth in the Preamble.

“Intangible Personal Property” means proprietary rights, business names, business logos, slogans, processes, Intellectual Property, franchises, licenses, technology, computer software, source codes, operating rights, plans and specifications, third party guaranties and warranties, rights with respect to telephone and facsimile numbers and email addresses or listings, server code, data and content, and all other intangible rights and property, and any work product, knowledge, creative works, and other proprietary data related thereto.

“Intellectual Property” means all copyrights, patents, trademarks, trade names, service marks, mask works, domain names, email addresses, uniform resource locator addresses, trade dress, logos, slogans, symbols, corporate names, rights of publicity and privacy, inventions, design rights, drawings, trade secrets, customer and supplier lists, pricing and marketing plans, policies and strategies, methods of operation, royalties, secret processes, formulae, rights in know-how and all applications, registrations, renewals and other rights relating to the foregoing (whether or not any registration or filing has been made with respect thereto) used primarily in connection with the Business, including the Computer Software, Trademark Intellectual Property and the Website Intellectual Property.

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“Intellectual Property” includes the following:

(i) Sellers’ software programs, tools, kits, and any content or related documentation or third party or open source code embedded therein, either locally stored on Sellers’ computers or remotely accessed by Sellers, that is owned or made available to Sellers and is used in, held for use in, or is necessary for the operation of the Purchased Assets or Business or otherwise, and any upgrades, updates, releases, fixes, enhancements, or modifications thereto, and all written materials and specifications applicable thereto (collectively, the “Computer Software”);

(ii) the names “O&G Leasing” and “Performance Drilling” and the marks “O&G Leasing” and “Performance Drilling” and any other registered or unregistered trademarks, trade names, service marks, domain names, and email addresses, including the terms “O&G Leasing” and “Performance Drilling,” used or held for use in the Business (collectively, the “Trademarks”), and any and all goodwill associated with the Business embodied in the Trademarks, and any and all rights of Sellers with respect to the Trademarks (collectively, the “Trademark Intellectual Property”);

(iii) Sellers’ internet websites and any derivations thereof (collectively, the “Website”) and all intellectual property rights that may exist or arise in connection with the Website, including all Underlying Technology (collectively, the “Website Intellectual Property”); and

(iv) uniform resource locator addresses, trade dress, logos, slogans, symbols and corporate names.

“Junior Secured Debentures” means the 6% Junior Secured Debentures, Series 2012B issued by the Purchaser pursuant to the terms of the Junior Secured Indenture.

“Junior Secured Indenture” means the indenture to be executed between the Purchaser and the New Trustee pursuant to which the Junior Secured Debentures will be issued in accordance with Section 2.4(c) hereof, and the terms of which shall be satisfactory to the Purchaser in its sole discretion.

“Knowledge,” “Know,” or “Knowing” means in the case of Sellers, the actual knowledge of the Seller Designees after reasonable inquiry but without independent investigation and, in the case of Purchasers, the actual knowledge of the Purchasers Designees after reasonable inquiry but without independent investigation.

“Law” means all applicable local, state, federal, tribal, and foreign laws (whether statutory or common) and rules, regulations, rules, tariffs and regulatory authorizations, codes (including the Code), and ordinances promulgated thereunder, as well as case law, judgments, orders, consent orders, or decrees.

“Lease” means any lease or sublease, including any amendments thereto, of any Purchased Asset.

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“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable, including those arising under any Law or Order of any Governmental Authority and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Lien” means any charge against or interest in property to secure payment of a debt or performance of an obligation such as a Claim, debt, mortgage, indenture, hypothecation, encumbrance, Liability, lien, right of redemption, security interest, mechanic’s or materialman’s lien, judgment lien, assessment, special assessment, title defect, restriction, reservation, reversion, Contract, or right or interest of any third party, whether absolute or contingent, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Liquidation Agent” means the Liquidation Agent appointed pursuant to Section 6.8 of the Plan.

“Material Adverse Effect” means any events, circumstances, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, has: (i) a material adverse effect on the Purchased Assets; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any adverse change, event, development, or effect arising from or relating to (1) acts of war or terrorism occurring after the date hereof so long as the Purchased Assets are not disproportionately affected thereby; (2) any change arising from and related to the market in general in which Sellers operate the Purchased Assets, the United States economy as a whole, or the international economy; (3) changes in GAAP or (4) the Cases; or (ii) a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement.

“New Trustee” shall mean a bank or other financial institution (but not the present Indenture Trustee) mutually agreeable to the Indenture Trustee and the Purchaser selected to serve as the indenture trustee under the Secured Indentures.

“New WSB Note” means the promissory note and security agreement to be executed between the Purchaser and WSB in such form as is set forth at Schedule 1.1(b) hereof, the terms of which shall be satisfactory to the Purchaser in its sole discretion.

“Offer of Employment” has the meaning set forth in Section 4.1.

“Order” means any order, ruling, decision, verdict, decree, charge, award (including arbitration awards), judgment, injunction, directive or other similar determination or finding by, before, or under the supervision of any Governmental Authority, or any arbitrator, board of arbitration, or similar entity including any regulatory or administrative Proceeding.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating or company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

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“Party” or “Parties” has the meaning as set forth in the Preamble.

“Permits” means all licenses, permits, concessions, franchises, certificates, consents, exemptions, approvals, variances, registrations, or authorizations of any Governmental Authority, necessary or desirable in connection with, related to, or associated with the Purchased Assets or the conduct of the Business.

“Permitted Encumbrances” means, with respect to the Purchased Assets, any of the following matters: (a) all easements, rights-of-way, and restrictive covenants affecting the Real Properties which individually or in the aggregate could not be reasonably expected to interfere with the operation of the Purchased Assets or Business by Purchasers; and (b) Liens that are excused or unenforceable from and after the Closing Date as a result of the filing of the Petitions or the applicability of the Bankruptcy Code.

“Permitted Tax Distributions” for any calendar year means an amount equal to Purchaser’s taxable income for such year (calculated as if the Purchaser were taxable as a corporation for federal income tax purposes) multiplied by the Tax Rate.

“Person” means any individual, firm, association, incorporated or unincorporated organization, partnership, business, trust, estate, joint stock company, joint venture, club, syndicate, company; corporation, Governmental Authority, or other legal entity.

“Petition Date” means the date on which Sellers file the Petitions commencing the Bankruptcy Cases.

“Petitions” has the meaning set forth in the Recitals.

“Plan of Reorganization” or “Plan” means a plan of reorganization to be filed by the Trustee with the Bankruptcy Court, as it may be amended from time to time, that reflects the terms, in form and substance reasonably acceptable to the Purchaser, of this Agreement that is confirmed by Order of the Bankruptcy Court pursuant to the Confirmation Order.

“Prime Rate”, as of any time of determination, a fluctuating per annum rate of interest equal at all times to the rate of interest which is identified and published by the Wall Street Journal as the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates); provided, that should the Wall Street Journal no longer publish such rate, the Prime Rate shall be based upon such other indication of the prevailing prime rate of interest as chosen by WSB in its sole discretion; provided, further, that each change in the Prime Rate shall take effect with respect to the New WSB Note on the first day of the calendar quarter immediately after such change in the Prime Rate.

“Proceeding” means any action, suit, hearing, investigation, audit, examination, arbitration, litigation, review or other proceeding, at law or in equity, before any Governmental Authority, including any regulatory or administrative proceeding.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” and “Purchasers” has the meaning set forth in the Preamble.

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“Receivables” has the meaning set forth in Section 2.1(f).

“Retained Books and Records” has the meaning set forth in Section 2.2(e).

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Rigs” has the meaning set forth in the Recitals.

“RMR” means Red Mountain Resources, Inc., a Florida corporation of which the Purchaser is a wholly-owned subsidiary.

“RMR Post Confirmation Equity Contribution” has the meaning set forth in Section 7.2.

“RMR Stock” means the common stock, $.0001 par value per share, of RMR.

“Rolling Stock” has the meaning set forth in Section 2.1(d).

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the Successful Bidder for the Purchased Assets pursuant to the Sales Procedures Order.

“Sale Procedures Order” means the order entered by the Bankruptcy Court on October 12, 2011, Docket No. 563, (A) establishing the sale procedures in connection with the solicitation of offers for the sale of certain assets, (B) approving stalking horse bid procedures, and (C) setting notice of objection deadlines and dates of hearings.

“Secured Debentures” means, collectively, the Senior Secured Debentures and the Junior Secured Debentures.

“Secured Indentures” means, collectively, the Senior Secured Indenture and the Junior Secured Indenture.

“Seller” and “Sellers” have the meanings set forth in the Preamble.

“Seller Employees” mean all employees of Sellers and, for purposes of continuation coverage under COBRA, all former employees of Sellers who have elected to receive COBRA continuation coverage under a Seller group health plan.

“Senior Secured Debentures” means the 6% Senior Secured Debentures, Series 2012A issued by the Purchaser, pursuant to the terms of the Senior Secured Indenture.

“Senior Secured Indenture” means the indenture to be executed between the Purchaser and the New Trustee pursuant to which the Senior Secured Debentures will be issued in accordance with Section 2.4(b) hereof and the terms of which shall be satisfactory to the Purchaser in its sole discretion.

“Series 2009 Debentures” means, collectively, the Senior Series 2009A Debentures and the Series 2009B Debentures.

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“Senior Series 2009A Debentures” means the 10.50% Debentures, Senior Series 2009A issued by O&G Leasing, LLC, in the original principal amount of $25,955,000.

“Series 2009B Debentures” means the 16.00% Debentures, Series 2009B issued by O&G Leasing, LLC, in the original principal amount of $7,610,000.

“Successful Bid” has the meaning set forth in the Sale Procedures Order.

“Tangible Personal Property” means furniture, fixtures, furnishings, racks, cabinets, hardware, tools, machinery, instruments, measuring and other devices, appliances, supplies, communications devices and systems, computers, servers, and other computer equipment, hardware and systems, electrical equipment and systems, construction, repair, and maintenance equipment, materials, spare parts, and any other items of tangible personal property.

“Tax” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, value added tax, alternative or add-on minimum tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, escheat or unclaimed property tax, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever, together with and including any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.

“Tax Rate” means the total of the maximum federal and state income tax rates for the state with the highest income tax rate in which any of the individual members of the Purchaser or the parent of Purchaser is domiciled.

“Tax Returns” means all returns, declarations, reports, statements and other documents required to be filed in any federal or state jurisdiction.

“Trademark Intellectual Property” has the meaning set forth above within the definition of Intellectual Property.

“Trademarks” has the meaning set forth above within the definition of Intellectual Property.

“Transferred Books and Records” has the meaning set forth in Section 2.1(l).

“Transaction Documents” means the agreements listed in Sections 3.3 and 3.4, and any other agreements or documents executed in connection with or as required under this Agreement.

“Transfer Order” means an Order issued by the Bankruptcy Court approving this Agreement and the Contemplated Transactions and the sale of the Purchased Assets to the Purchaser free and clear of all interests in such property, as provided in and to the maximum extent permitted by, among other things, 11 U.S.C. §§ 363(b) and (f).

“Transferred Employee” has the meaning set forth in Section 4.1.

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“Transferred Rig Documents” means any and all class and flag documentation (originals and any existing copies); all existing drawings (hard and electronic); any third party survey or gauging reports; any manuals for foreign equipment that are in Sellers’ possession; all shop and maintenance records, including for all well control and lifting/ hoisting equipment; Assigned Permits related thereto; and other documents primarily relating to Transferred Rigs.

“Transferred Rigs” has the meaning set forth in Section 2.1(a).

“Underlying Technology” means any and all technical information, software, specifications, drawings, records, shared drive and other computer files, work product, works of authorship, or other creative works or ideas knowledge, know-how, trade-secrets, invention disclosures, or other data including works subject to copyright protection and mask works associated with Sellers' website or operation thereof, including related e-mail.

“Voting Deadline” means the date by which creditors must vote on the Plan, as established by order of the Bankruptcy Court approving the Disclosure Statement and setting the date of the confirmation hearing on the Plan and other deadlines.

“Website” has the meaning set forth above within the definition of Intellectual Property.

“Website Intellectual Property” has the meaning set forth above within the definition of Intellectual Property.

“WSB” means Washington State Bank.

“WSB Capital Expenditure Cash Collateral Account” means the cash collateral account established pursuant to the WSB Supplemental Order.

“WSB Restricted Reserve Account” means the restricted reserve account referred to in paragraph 4 of the WSB Supplemental Order.

“WSB Secured Claim” means the remaining unpaid principal balance on the secured Allowed Claim of WSB as of the Effective Date, which unpaid principal balance was $4,504,177 as of the Petition Date and which had a remaining unpaid principal balance in the amount of $4,078,868.80 as of July 10, 2012, Claim is secured by a lien on the same collateral and to the same extent and with the same priorities as existed as of the Petition Date.

“WSB Supplemental Order” means the Supplemental Order to Agreed Order Resolving Washington State Bank’s Motion for Abandonment and Request for Termination of §362 Automatic Stay or, in the Alternative, Motion for Adequate Protection and Resolving Use of Cash Collateral and Other Pending Matters entered by the Bankruptcy Court on February 7, 2012 [Docket No. 687].

Hunter Drilling APA